Exhibit 10.2

[FORM]

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is entered into effective as of                     , 20     (the “Effective Date”), by and between EAGLE ROCK ENERGY G&P, LLC (the “Company”) and                              (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership (“ERGP”), which is, in turn, the general partner of Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Executive is currently employed by the Company and is an integral part of the management of the Company and the Partnership;

WHEREAS, the Company desires to attract and retain certain key management personnel such as the Executive and, accordingly, desires to enter into a change of control severance agreement with the Executive in order to encourage his continued service to the Company; and

WHEREAS, the Executive is prepared to commit such services in return for specific arrangements with respect to change of control severance compensation.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms listed below will have the meanings specified herein:

(a)                                 “Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), (ii) any performance bonus for the calendar year ended immediately prior to the Date of Termination, to the extent unpaid, in an amount equal to (A) the actual bonus earned by the Executive, to the extent such amount has been communicated to the Executive by written notification prior to the Date of Termination in accordance with the timing and determinations provided by historical Company plans, policies and practices or (B) if no such notification has occurred, 100% of the Target Bonus for such calendar year, (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies through the Date of Termination, and (iv) such employee benefits, if any, as to which the Executive may be entitled pursuant to the terms governing such benefits.

(b)                                 “Base Salary” means the amount the Executive is entitled to receive as wages or salary on an annualized (12-month) basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Executive.

(c)                                  “Board” means the board of directors of the Company.

(d)                                 “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that the Executive (i) willfully and continually failed to substantially perform the Executive’s duties with the Partnership Entities (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (ii) willfully engaged in conduct which is demonstrably and materially injurious to the Partnership Entities, monetarily or otherwise; provided, however, that no termination of the Executive’s services shall be for Cause as set forth in clause (ii) above until (A) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct described in clause (ii) above and specifying the particulars thereof in detail, and (B) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  No act or failure to act on the part of the Executive shall be considered “willful” unless the Executive has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to be materially injurious to the Partnership Entities.  Notwithstanding anything contained herein to the contrary, no failure to perform by the Executive after a notice of termination is given shall constitute Cause.

(e)                                  “Change of Control” means, the occurrence of one of the following:

(i)                                     the consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any “person” or “group” (within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act) such that afterwards such person or group has 40% or more of either (A) the then outstanding common equity securities of the Partnership (the “Outstanding Equity”) or (B) the combined voting power of the then outstanding voting securities of the Partnership (the “Outstanding Voting Securities”); provided, however, that for purposes of this subclause (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Partnership, (2) any acquisition by the Partnership, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Partnership or any of its Affiliates, (4) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) or (C) of subclause (iv) below, or (5) any acquisition by any member of the NGP Group unless, prior to such acquisition but following the Effective Date, the aggregate ownership of members of the NGP Group has been reduced to less than 20% of both the Outstanding Equity and the Outstanding Voting Securities; or

(ii)                                  the acquisition of beneficial ownership by any person or group of 40% or more of the combined voting power of the then outstanding voting securities of ERGP and/or the General Partner (the “GP Outstanding Voting Securities”); provided, however, that for purposes of this subclause (ii), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Partnership or any of its subsidiaries, (B) any transaction that is subject to subclause (iv) below, or (C) any acquisition of beneficial ownership of GP Outstanding Voting Securities solely by virtue of an acquisition of Outstanding Equity or Outstanding Voting Securities; or

(iii)                               the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; or

(iv)                              the consummation of a reorganization, merger or consolidation involving the Partnership or a sale or other disposition by the Partnership of all or substantially all of its assets or an acquisition of assets of another entity (a “Business Combination”), in each case, unless following such Business Combination: (A) the Outstanding Equity and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding equity securities and the combined voting power of the then outstanding voting securities, as the case may be, of the entity resulting from such Business Combination or the resulting public parent thereof (including, without limitation, any entity that as a result of such transaction owns the Partnership, or all or substantially all of the assets of the Partnership either directly or through one or more subsidiaries), as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Partnership or the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding equity securities of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed with respect to the Partnership prior to the Business Combination, and (C) following the occurrence of the GP Acquisition, at least a majority of the members of the board of directors or similar governing entity of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that clauses (A), (B) and (C) of this subclause (iv) shall not apply if the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be, is a limited partnership unless 100% of the combined voting power of the voting securities of the general partner thereof is owned, directly or indirectly, by such limited partnership; or

(v)                                 following the occurrence of the GP Acquisition, individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

provided, however, that in no event will the exercise, if any, by the Partnership of its option to acquire all of the issued and outstanding limited partner interests in ERGP and membership interests in the Company, or any change resulting therefrom (the “GP Acquisition”), constitute a Change of Control for purposes of this Agreement.  [FOR INDIVIDUALS WHO WORK FOR THE UPSTREAM/MIDSTREAM BUSINESS: ; provided, that, the term “Change of Control” shall also include the consummation of a reorganization, merger, consolidation, spin off or similar transaction involving the [upstream][midstream] business unit of the Partnership or a sale of all or substantially all of the equity interests and/or assets of the [upstream][midstream] business unit of the Partnership, in either case, unless following the consummation of such event, the [upstream][midstream] business unit continues to be controlled by the Company, the Partnership or any affiliate of the foregoing (“[Midstream][Upstream] Sale”).

(f)                                   “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(h)                                 “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.  For all purposes of this Agreement, the Executive’s Date of Termination shall not occur prior to the date the Executive incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(i)                                     “Disability” means (i) a physical or mental impairment of sufficient severity that, in the opinion of the Board, the Executive is unable to continue performing the duties assigned to the Executive prior to such impairment or the Executive’s condition entitles the Executive to disability benefits under any insurance or employee benefit plan of any Partnership Entity in which the Executive participates, and (ii) the impairment or condition is cited by the employing Partnership Entity as the reason for the Executive’s termination.

(j)                                    “Good Reason” means the occurrence of any of the following events or conditions: (i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Executive of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with the termination of the Executive’s services for Cause, due to the Executive’s Disability or death, or by the Executive voluntarily without Good Reason, (ii) a reduction in the Executive’s annual base salary, (iii) a change in the geographic location at which the Executive must perform services (without the consent of the Executive) to a location more than thirty-five (35) miles from the location at which the Executive normally performs such services as of the Effective Date, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Effective Date, (iv) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Executive was participating as of the Effective Date or to provide the Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice as in effect immediately prior to the Effective Date (or as in effect following the Effective Date, if greater), (v) any material breach by a Partnership Entity of any provision of this Agreement or of any provision of the Executive’s employment agreement, if any, or (vi) any purported termination of the Executive’s employment for Cause by a Partnership Entity that does not otherwise comply with the terms of this Agreement or the Executive’s employment agreement, if any.  In the case of the Executive’s allegation of Good Reason, (A) the Executive shall provide notice to the Board of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, and (B) the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

[FOR INDIVIDUALS WHO WORK FOR THE UPSTREAM/MIDSTREAM BUSINESS:  Solely as used in Section 1(s)(i) of this Agreement, however, “Good Reason” shall mean only the occurrence of (x) any of the events or conditions described in clauses (ii) through (vi) of the immediately preceding paragraph or (y) a demotion in the Executive’s then current status as an officer, such as would result in a senior vice president or executive vice president no longer holding such title.]

(k)                                 “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board immediately following the GP Acquisition and any other individual who becomes a director of the Company after such date and who is either (A) an Appointed Director (as such term is defined in the Partnership Agreement), (B) a Management Director (as such term is defined in the Partnership Agreement), or (C) an Elected Director (as such term is defined in the Partnership Agreement) who was nominated to serve on the Board by a vote of at least a majority of the Elected Directors then serving on the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(l)                                     “NGP Group” shall mean Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., Natural Gas Partners, L.L.C. d/b/a NGP Energy Capital Management, and their respective Affiliates (other than the Partnership, the General Partner, ERGP and their respective subsidiaries) and their Affiliate’s respective directors, officers, shareholders, members, managers, representatives of management committees and employees (and members of their respective families and trusts for the primary benefit of such family members).

(m)                             “Notice of Termination” means a written notice communicated by the Company or the Executive, as applicable, that (i) indicates the specific reason for termination of the Executive’s employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination.

(n)                                 “Partnership Entities” means the Company, the Partnership and any other entity which is an affiliate of the foregoing entities and, when applicable in accordance with Section 5(c), means any successor to the Company, the Partnership or any other entity which is an affiliate thereof, and also includes any other entity which is an affiliate of such successor entity(ies).

(o)                                 “Pro-Rata Bonus” means a pro-rata portion of the Target Bonus for the calendar year of termination, such portion to be determined by multiplying the Target Bonus for the calendar year of termination by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the calendar year of termination, and the denominator of which is 365.

(p)                                 “Protection Period” means (i) the six month period ending on the date a Change of Control occurs, and (ii) the two year period beginning on the date a Change of Control occurs.

(q)                                 “Severance Conditions” means the Executive’s execution and delivery to the Company on or prior to the 60th day following the Date of Termination of a release of claims agreement in the Company’s customary form, which shall exclude (and not release) claims for indemnification, claims for coverage under officer and director policies, and claims as a direct or indirect unitholder of the Partnership and/or the Company and which may be amended by the Company to reflect changes in applicable laws and regulations and, where applicable, the Executive’s non-revocation of such release.

(r)                                    “Target Bonus” means the Executive’s target bonus for a given calendar year pursuant to the Company’s cash performance bonus program as in effect from time to time, assuming 100% achievement of all performance metrics including, without limitation and by example only, Enterprise Goals and Individual Goals (within the meaning of the Company’s annual Short Term Incentive Bonus Plan).

(s)                                   “Termination Event” means a termination of the Executive’s employment by the Partnership Entities for any reason other than for Cause or by the Executive for Good Reason, in either case during the Protection Period [FOR INDIVIDUALS WHO WORK FOR THE UPSTREAM/MIDSTREAM BUSINESS: ; provided, that, for the avoidance of doubt, in the event of a [Midstream][Upstream] Sale, the Executive shall be deemed to experience a Termination Event if (i) the Executive remains employed by the Company, the Partnership or an affiliate thereof following such sale and is subsequently terminated by the employing entity other than for Cause or by the Executive for Good Reason, in either case during the two year period beginning on the date of such [Midstream][Upstream] Sale, or (ii) following such sale, the Executive is employed by the successor entity resulting from the [Midstream][Upstream] Sale (or an affiliate thereof) and is subsequently terminated by the employing entity other than for Cause or by the Executive for Good Reason, in either case during the two year period beginning on the date of such [Midstream][Upstream] Sale].

2.                                      Term of Agreement.  The term of this Agreement (the “Term”) shall be for a period that commences on the Effective Date and terminates upon the earlier to occur of the fifth anniversary of the Effective Date or a Change of Control; provided, that, if a Change of Control has not occurred by the fifth anniversary of the Effective Date, the Term will be automatically extended for an additional one (1) year period as of the fifth anniversary of the Effective Date and on each anniversary date of the Effective Date occurring thereafter, unless the Board cancels further extension of this Agreement by giving notice to the Executive at least sixty (60) days prior to the applicable extension date.  Upon a Change of Control during the Term, the Term will be extended through the end of the Protection Period, immediately following which time this Agreement will terminate, except to the extent necessary to enable the Executive to enforce his rights under Section 3 of this Agreement.

3.             Benefits.

(a)           In the event the Executive experiences a Termination Event, then the Company shall, contingent upon the Executive satisfying the Severance Conditions (and, in the case of a termination occurring during the six (6) month period ending on the Change of Control, contingent upon a Sufficiency Determination pursuant to Section 3(b) below):

(i)            pay the Executive, within the earlier to occur of the date on which applicable law or Company policy or practice would necessitate payment and 60 days following the Date of Termination (or 60 days following the occurrence of the Change of Control, in the case of a termination occurring during the six (6) month period ending on the Change of Control), the Accrued Payments;

(ii)           pay the Executive, within 60 days following the Date of Termination (or within 60 days following the occurrence of the Change of Control, in the case of a termination occurring during the six (6) month period ending on the Change of Control), (i) a Pro-Rata Bonus for the calendar year of termination, and (ii) a lump sum payment equal to [      ] times the sum of (A) an amount equivalent to Base Salary, plus (B) the Executive’s Target Bonus for the calendar year in which the Change of Control occurs (calculated based on the Executive’s Base Salary);

(iii)          provide the Executive (and his or her spouse and eligible dependents) with continued medical, dental and vision coverage until the earlier of (A) the end of the [      ] month period beginning on the Date of Termination, or (B) until the Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer.  The Company may satisfy its obligations under this Section 3(a)(iii) in one or more of the following manners, as determined by the Company in its discretion: (1) by continuing the Executive’s coverage under the Company’s group health plans on the same terms and conditions as active employees of the Company, with the balance of any applicable premiums, as determined by the Company, being paid by the Company with income applicable to such premiums imputed to the Executive, or (2) during the period of time that the Executive would, but for the continued coverage provided pursuant to this Section 3(a)(iii), be entitled to continued group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if the Executive elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), by reimbursing the Executive on a monthly basis for the cost of COBRA continuation coverage in excess of the premium amount paid by active employees of the Company for group health plan coverage, or (3) following the COBRA Continuation Period, to the extent the Executive is still entitled to continued coverage pursuant to this Section 3(a)(iii), the coverage to be continued shall be self-funded by the Company, shall be provided in the form of an individual insurance policy obtained by the Company for the Executive, or shall be provided in the form of monthly reimbursement by the Company to the Executive for the cost of obtaining such coverage (but only to the extent such cost exceeds the premium amount paid by active employees of the Company for group health plan coverage), such method under this subclause (3) to be determined by the Company in its discretion and to be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A), including but not limited to the requirements that (x) the benefits or reimbursements provided be determined by reference to the objective and nondiscretionary criteria set forth in the applicable group health plans, (y) the benefits or reimbursements provided during one taxable year of the Executive not affect the benefits or reimbursements to be provided in any other taxable year (provided, that a limit imposed on the amount of benefits or reimbursements that may be provided over some or all of the continuation period described in this Section 3(a)(iii) shall not in and of itself cause the arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), and (z) the right to receive benefits or reimbursements not be subject to liquidation or exchange for another benefit.  If the Executive experiences a Termination Event during the six (6) month period ending on a Change of Control and it is ultimately determined that such termination was in anticipation of such Change of Control such that the Executive is entitled to benefits under this Agreement, the Company shall reimburse the Executive for any COBRA premiums incurred by the Executive prior to such determination to the extent such premiums are in excess of the premium amount paid by active employees in the Company’s group health plans, such reimbursement to be provided within 60 days of the Change of Control, with the remainder of any continued coverage to which the Executive is entitled under this Section 3(a)(iii) to be provided in accordance with the foregoing provisions of this Section 3(a)(iii).  The health care continuation coverage period under COBRA or any replacement or successor provision of applicable law, shall run concurrently with the period during which the Executive continues to receive benefits pursuant to this Section 3(a)(iii); and

(iv)          reimburse the Executive for the cost of reasonable outplacement services and expenses, not to exceed $30,000, incurred during the one year period beginning on the Date of Termination; provided, that such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; provided, further, that the value of any outplacement services received will constitute taxable income to the Executive.

(b)           (i)            In the event the Executive experiences a Termination Event in connection with a termination occurring during the six (6) month period ending on the Change of Control for which the Executive believes he is entitled to benefits in accordance with this Section 3, the Executive shall deliver to the Company a written notice setting forth a description of facts and circumstances constituting evidence that the termination of the Executive’s employment was made in anticipation of the occurrence of a Change of Control and with the intention of avoiding payments under this Agreement, no later than 30 days following the occurrence of the Change of Control.

(ii)           Within 15 days following receipt of the notice described in Section 3(b)(i), the [Compensation Committee of the Company](1), will make a good faith determination, based on the information contained in such notice and any other information known to the [Compensation Committee of the Company](1), whether the Executive’s termination was made in anticipation of the occurrence of a Change of Control and with the intention of avoiding payments under this Agreement.  If the [Compensation Committee](1)

(1)  Note:  For Joe Mills’ Change of Control Agreement, a majority of the Board will make the Sufficiency Determination.

affirmatively determines that the termination was under such circumstances (a “Sufficiency Determination”), the Executive will be eligible for and the Company shall provide benefits to the Executive in accordance with Section 3(a).

(iii)          If the [Compensation Committee of the Company](1) instead determines that there is insufficient evidence to support a Sufficiency Determination, the Company will promptly inform the Executive of such determination.

4.             Excise Taxes.  If the Compensation Committee of the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 4 shall apply.  If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

5.             General Provisions.

(a)           Taxes.  The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

(b)           Offset.  The Company may set off against, and the Executive authorizes the Company to deduct from, any payments due to the Executive, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Executive, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.

(1)  Note:  For Joe Mills’ Change of Control Agreement, a majority of the Board will make the Sufficiency Determination.

(c)           Successors.  This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive; provided, however, that any amounts that shall become payable under this Agreement prior to the Executive’s death shall inure to the benefit of the Executive’s heirs and other legal representatives, as the case may be.  This Agreement shall bind, and inure to the benefit of, the Company and any successor to the Partnership Entities pursuant to a Change of Control.  The Company shall require any successor to the Partnership Entities pursuant to a Change of Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder.  In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3 will be paid immediately prior to the Change of Control.

(d)           Unfunded Obligation.  All benefits due to the Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.

(e)           Limitation on Rights Conferred.  Neither the Agreement nor any action taken hereunder will be construed as (i) giving the Executive the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate the Executive’s employment or service at any time; or (iii) giving the Executive any claim to be treated uniformly with other employees.

(f)            Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits upon a Change of Control.  No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.  Any disagreements over the payment of amounts under, or otherwise with respect to, this Agreement shall be resolved in accordance with the claims procedures attached hereto as Exhibit A.

(g)           Severability.  If any provision of the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, but such provision will be fully severable and the Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.

(h)           Notices.  Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, (i) to the Executive at the last address he has filed with the Company, and (ii) to the Company at its principal executive offices, or at such other places that either party may designate by notice to the other.

(i)            Application of Section 409A.  The amounts payable pursuant to Section 3 of this Agreement are intended to comply with the short-term deferral exception to Section 409A of the Code.  To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination.  All such amounts that would, but for this Section 4(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the Company with respect to any such delayed payments.  For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

(j)            Governing Law.  All questions arising with respect to the provisions of the Agreement and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(k)           Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

EAGLE ROCK ENERGY G&P, LLC

By:

Name:

Title:

Date:

EXECUTIVE

[Name]

EXHIBIT A

CLAIMS PROCEDURES

(a)           Any individual who believes that he or she has been denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Board.  In order to file a claim for benefits under this Agreement, the Claimant must submit to the Board a written claim for benefits containing a description of (i) an alleged failure to receive a benefit payable under this Agreement or (ii) an alleged discrepancy between the amount of a benefit owed and the amount of a benefit the Claimant received under this Agreement.  In connection with the submission of a claim, the Claimant may examine this Agreement and any other relevant documents relating to his or her claim, and the Claimant may submit written comments relating to such claim to the Board.  If the Claimant needs additional information regarding his or her claim for benefits, the Claimant can submit a written request to the Board for such information.  Failure to furnish a written claim description or to otherwise comply with this claim submission procedure shall invalidate the Claimant’s claim unless the Board determines that it was not reasonably possible to comply with such procedure.

(b)           A Claimant shall be permitted to examine any relevant document relating to his or her claim and submit written comments or other information to the Board to supplement his or her claim.  Within 90 days from the date the Claimant filed the claim (or such longer period as may be necessary due to unusual circumstances or to enable the Claimant to submit written comments, but in any event no longer than the time period described in clause (c) hereof), the Board shall make a decision as to whether the claim is to be approved, modified, or denied.  If the Board approves the claim, then the Company shall process the claim as soon as administratively practicable.

(c)           In the event of an “Adverse Benefit Determination” (which includes a denial or modification of a Claimant’s claim, or an invalidation for failing to follow this claim submission procedure), the Claimant shall be notified in writing not later than 90 days following the date the Claimant filed his or her claim (or within 180 days under special circumstances, in which case the Claimant will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

(i)            The specific reason or reasons for the Adverse Benefit Determination;

(ii)           The provisions of this Agreement upon which the Adverse Benefit Determination is based;

(iii)          Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

(iv)          The claims review procedure set forth in this Agreement; and

(v)           A description of the Claimant’s right to bring a civil action under the

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Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to the Adverse Benefit Determination.

(d)           Within 60 days following receipt of an Adverse Benefit Determination, the Claimant may submit a written request to the Board for review of such determination.  During this review process, the Claimant shall have the opportunity to submit written comments and other information relating to his or her claim and the Claimant shall have reasonable access to, and copies of, all documents and other information related to his or her claim free of charge.  Any items the Claimant submits to the Board shall be considered without regard to whether such items were considered in the initial benefit determination.

(e)           Within 60 days following the Claimant’s request for review (or within 120 days under special circumstances, in which case the Claimant will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Board must, after providing the Claimant with a full and fair review, render its final decision in writing (or electronically) to the Claimant.  However, the review process may be delayed if the Claimant fails to provide information that is requested by the Board.  If the Board approves the claim on review, then the Company shall process the claim as soon as administratively practicable.  In the event of an Adverse Benefit Determination on review, the Board’s final decision shall include:

(i)            The specific reason or reasons for the Adverse Benefit Determination;

(ii)           The provisions of this Agreement upon which the Adverse Benefit Determination is based;

(iii)          A statement that the Claimant is entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

(iv)          A description of the Claimant’s right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

(f)            A Claimant may, by submitting a written statement to the Company, authorize an individual or entity to pursue his or her claim for benefits under this Agreement and/or the Claimant’s request for a review of an Adverse Benefit Determination made with respect to his or her claim.

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